Exhibit 99.1

News Release		For Immediate Release

Contact:	Renee Campbell	October 23, 2018
402-963-1057

Valmont Reports Third Quarter 2018 Results

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure development and irrigation equipment and services for agriculture, today reported third quarter 2018 results.

Third Quarter 2018 Financial Summary

	GAAP			Adjusted(1)
	9/29/2018	9/30/2017	vs.	9/29/2018	9/30/2017	vs.
	Q3 2018	Q3 2017	Q3 2017	Q3 2018	Q3 2017	Q3 2017
Revenue	$678,692	$680,779	down 0.3%	$678,692	$680,779	down 0.3%
Operating Income	$38,360	$60,090	down 36.2%	$63,242	$60,090	up 5.2%
Operating Income as a % of Net Sales	5.7%	8.8%		9.3%	8.8%
Net Earnings	$4,448	$35,208	down 87.5%	$40,728	$35,208	up 15.6%

Diluted Earnings Per Share	$0.20	$1.55	down 87.1%	$1.82	$1.55	up 17.4%
Average Shares Outstanding	22,352	22,751		22,352	22,751

Third Quarter 2018 Highlights

•                  Revenue of $678.7 million was down slightly compared to last year, as revenue gains in the Engineered Support Structures, Utility Support Structures and Coatings segments were offset by lower sales in Irrigation and unfavorable currency impacts of $12.6 million (1.9% of sales)

•                  North America Irrigation sales growth was driven by higher volumes and recent acquisitions, supported by increased sales of advanced, integrated technology

(1)Please see Reg G reconciliation of non-GAAP financial measures to GAAP measures at end of the document.

- more -

solutions, offset by extended project timeframes and lower revenues in Brazil, which led to lower sales in international markets

•                  Excluding 2017 grinding media revenue of $19.8 million, third-quarter revenue from continuing operations grew 2.7%

•                  GAAP operating income was 5.7% of sales. Adjusted operating income(1) of 9.3% improved 40 bps compared to 2017, driven by favorable results in the Engineered Support Structures and Irrigation segments

•                  GAAP EPS of $0.20 includes the following pre-tax expenses: a non-cash goodwill impairment charge ($0.71), debt refinancing costs ($0.66), restructuring expenses ($0.28), and costs related to M&A activity ($0.13); adjusted EPS(1) of $1.82 increased 17.4% over last year; currency translation unfavorably impacted EPS by $0.04

•                  Deployed capital totaling $116.0 million for three acquisitions - two in the Utility Support Structures segment, and one in the Engineered Support Structures segment, advancing addressable market growth strategies communicated at the Company’s Investor Day

•                  Repurchased 309,200 shares of stock for $42.9 million, at an average price of $138.81 per share

•                  Completed the previously-announced redemption of 6.625% Senior Notes due in 2020, resulting in a pre-tax charge of $14.8 million ($11.0 million after-tax, or $0.49 cents per share)

•                  Updating 2018 revenue guidance to a range of $2.75 - $2.80 billion, and adjusted EPS(1) guidance to a range of $7.50 - $7.65, to reflect anticipated incremental LIFO expense and unfavorable currency impacts

“Our emphasis on pricing actions and operational improvements positioned us well to achieve good operating profit growth this quarter, despite an inflationary environment and enacted tariffs,” said Stephen G. Kaniewski, President and Chief Executive Officer. “Consistent with our focus on capital deployment, we completed three acquisitions that advance our growth strategy into adjacent markets, and repurchased $43 million of shares in the third quarter. We believe the actions we’ve taken this year to optimize our operational footprint and supply chain should leave us well-positioned by year-end 2018 to further execute on our addressable market growth strategy.”

(1)Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document

- more -

Third Quarter 2018 Segment Review

Infrastructure

Engineered Support Structures Segment (37% of Sales)

Poles, towers and components for the global lighting, traffic and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products

Sales of $251.5 million were 2.1% higher than the prior year. Sales growth was driven by solid volume in the North America transportation market, offset by significantly lower volume for wireless communication structures in China, and unfavorable currency translation impact. Sales of Access Systems products were slightly below last year.

Higher sales of lighting and traffic products were led by solid transportation demand in North America, as states continue to enact legislation to fund infrastructure growth. Pricing actions taken earlier in the year also contributed to revenue growth. Sales of transportation structures in Europe were higher, as general market conditions continue to stabilize, supported by government infrastructure funding. In the Asia Pacific region, sales of highway safety products approximated last year, supported by government investments in road safety.

Sales of wireless communication products and components were lower compared to last year. A temporary pause in spending due to carriers focusing on 5G site preparation, and uncertainty of pending regulations on fee limits, muted demand. In the Asia Pacific region, demand was significantly lower from reduced spending by the largest wireless carrier in China and a decrease in export projects.

Operating income was $16.5 million, or 6.6% of sales ($22.8 million, or 9.1% adjusted(1)) compared to $17.0 million or 6.9% of sales last year. Pricing actions to recover higher steel costs, and improved factory leverage in North America contributed to margin improvement, offset by lower volumes in China.

During the quarter, the Company acquired full control of Walpar, LLC, an industry-leading manufacturer of overhead sign structures for the North America transportation market. The acquisition drives adjacent market growth that supports intelligent transportation systems and smart city initiatives.

Utility Support Structures Segment (32% of Sales)

Steel and concrete structures for global utility transmission, distribution and generation applications, renewable energy generation equipment, and inspection services

Sales of $218.3 million increased 6.6% compared to last year. In North America, pricing to recover steel cost increases was partially offset by a less favorable product mix driven by continued market demand for smaller structures. Sales of offshore wind products in Northern Europe decreased nearly 10% from 2017 levels, due to a challenging competitive market environment.

(1)Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document

- more -

Operating income was $2.1 million, or 1.0% of sales ($20.0 million, or 9.2% adjusted(1)) compared to $22.8 million or 11.2% of sales last year. Profitability was lower due to factory inefficiencies caused by a less favorable product mix. Results were also unfavorably impacted by significant underperformance in the offshore wind business. Non-cash goodwill impairment charges of $15.8 million were incurred during the quarter, and further outlined in the “Non-Cash Goodwill Impairment Charge” section later in the release.

During the quarter, the Company acquired the operational assets of Derit Infrastructure Pvt. Ltd., a manufacturing facility located in Vadodara, India, with capabilities to produce steel lattice structures for the utility and wireless communication markets. The Company also acquired a 75% majority stake in Convert Italia, SpA, a designer and provider of single-axis engineered solar tracker solutions. Both acquisitions drive sustainable global growth and strengthen the Company’s market position.

Coatings Segment (13% of Sales)

Global galvanizing, painting and anodizing services to preserve and protect metal products

Global sales of $90.4 million were 9.5% higher than last year. In North America, pricing to recover zinc cost increases and strong industrial demand, drove higher sales. In the Asia Pacific region, higher volumes in Australia led by firm industrial demand and improved market conditions, contributed to sales growth.

Operating income of $14.4 million, or 15.9% of sales, was in line with last year’s results. Price recovery of higher zinc costs and improved operating leverage, were offset by higher SG&A expense and unfavorable currency translation.

During the quarter, the Company entered into a definitive agreement to acquire CSP Coatings Systems of Auckland, New Zealand, to further strengthen the Company’s Asia-Pacific market position. The transaction was completed on October 18, 2018, funded with cash on hand.

Agriculture

Irrigation Segment (21% of Sales)

Agricultural irrigation equipment, parts, services and tubular products, water management solutions, and technology for precision agriculture

Global sales of $140.2 million were 4.9% below last year. Sales grew in North America, while sales in international markets were lower.

North America revenues increased more than 16%, despite continued market uncertainty from tariffs and trade policies, and low net farm income levels. Sales from Torrent Engineering, acquired earlier this year, contributed to favorable comparisons. The Company’s

(1)Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document

- more -

strategy to drive adoption of its advanced technology products and services also led to higher sales, including the recent North American expansion of its Valley SchedulingTM advanced irrigation management solution.

International sales were down 23% compared to last year, due to lower volumes in emerging markets and unfavorable currency translation impacts. Excluding currency effects, sales were down 17%. While market demand in Brazil remains strong, extended approvals for government-sponsored financing programs and uncertainty of current political outcomes, also negatively impacted sales in that region.

Operating income was higher at $21.3 million, or 15.2% of sales, compared to $18.2 million, or 12.4% of sales in 2017. Successful price recovery of steel cost inflation and improved pricing actions, were partially offset by decreased operating leverage and currency impacts.

Operations Transformation Update

The Company continued execution of its operations transformation strategy during the quarter, primarily in China. The Engineered Support Structures manufacturing facility located in the Shandong province was closed, and the consolidation of three Access Systems facilities into a single location in the Shanghai province was completed. Pre-tax restructuring expenses for the quarter were $6.3 million, $1.4 million of which were non-cash asset impairments.

Additional evaluations of local market conditions, and the closure of the Shandong facility have led to an increase in anticipated full-year 2018 restructuring expenses from the previously communicated $20.0 million, to a new estimate of $27.0 million ($19.0 million cash and $8.0 million non-cash). $8.0 million of anticipated savings is expected to be realized in 2018, and is included in 2018 EPS guidance. An additional $8.0 million is expected to be recovered in 2019, with the balance to be recovered thereafter. Separately, the Company is also assessing options to address near-term challenges in the wind energy market.

Non-Cash Goodwill Impairment Charge

The Company previously highlighted significant, adverse challenges in the wind energy market in Northern Europe. A lack of protective tariffs led to an extremely competitive environment in that region. During the third quarter, the Company performed its annual impairment test of goodwill. Lower, near-term financial projections resulted in the estimated fair value of the offshore and other complex steel structures reporting unit, to be below the Company’s investment in this business. As a result, impairments of $15.8 million were recorded, which represents all of the goodwill and a portion of the Valmont SM tradename.

2018 Outlook

The Company’s updated 2018 guidance is as follows.

(1)Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document

- more -

	2018 Prior Guidance	2018 Revised Guidance
GAAP Diluted EPS(2)	$6.12 - 6.22	$4.95 - $5.10
Adjusted Diluted EPS(1)	$7.55 - $7.65	$7.50 - $7.65
Revenue(3)	$2.80 Billion	$2.75 - $2.80 Billion
Operating Profitability Growth(4)	25 bps	10 bps
Free Cash Flow	1x Net Earnings	0.60 – 0.65x Net Earnings
ROIC (after tax)	>10%	>10%

Mr. Kaniewski stated, “We are updating our 2018 guidance to reflect anticipated impacts of incremental LIFO inventory expense resulting from raw material inflation and higher inventory levels, and expected impacts from currency translation.”

Added Mr. Kaniewski, “As we consider our outlook for the balance of 2018, we expect fourth quarter revenues to be in line with last year. Sales growth in the Engineered Support Structures segment is supported by strong economic demand. We expect Utility segment volumes to be lower from a less favorable product mix in North America, and continued, unfavorable comparisons in the offshore wind business. As always, project movements, weather events and product mix changes can impact sales. In the Coatings segment, we expect revenue to be similar to last year. Irrigation segment sales are anticipated to be comparable to last year, but can be impacted by North American harvest outcomes and timing of international projects. Our expected results across all segments account for current levels of freight, labor, and raw materials, and the anticipated impact of the most recently enacted tariffs.”

A live audio discussion with Stephen G. Kaniewski, President and Chief Executive Officer, and Mark C. Jaksich, Executive Vice President and Chief Financial Officer, will be accessible by telephone on Wednesday, October 24, 2018 at 8:00 am CDT, by dialing 1-877-407-6184 or 1-201-389-0877 (no Conference ID needed), or via webcast by pointing browsers to this link:  Valmont Industries Q3 2018 Earnings Conference Call.  A slide presentation will simultaneously be available on the Investors page at www.valmont.com. A replay of the event can be accessed two hours after the call at the above link or by telephone at 1-877-660-6853 or 1-201-612-7415. Please use conference identification number 13680597. The replay will be available through 10:59 p.m. CDT on October 31, 2018.

Valmont is a global leader, designing and manufacturing engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its irrigation equipment and services for large-scale agriculture improves farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service lives of steel and other metal products.

(1)Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document

- more -

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

(1)Please see Reg G reconciliation of GAAP operating income, net earnings and EPS to Adjusted figures at end of document

(2)Change to GAAP guidance the result of increased pre-tax expenses for goodwill impairment charge, restructuring activities, debt refinancing, and M&A

(3)Revenue excludes future 2018 acquisition activity

(4)Excludes expenses for goodwill impairment charge, restructuring activities, debt refinancing, and M&A

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands, except per share amounts)

(unaudited)

	Third Quarter		Year-to-Date
	13 Weeks Ended		39 Weeks Ended
	29-Sep-18	30-Sep-17	29-Sep-18	30-Sep-17
Net sales	$678,692	$680,779	$2,059,781	$2,030,989
Cost of sales	514,352	517,185	1,551,202	1,519,510
Gross profit	164,340	163,594	508,579	511,479
Selling, general and administrative expenses	110,200	103,504	326,809	308,283
Impairment of goodwill and tradename	15,780	—	15,780	—
Operating income	38,360	60,090	165,990	203,196
Other income (expense)
Interest expense	(10,954)	(11,190)	(33,819)	(33,312)
Interest income	1,000	1,311	3,713	3,205
Debt refinancing expenses	(14,820)	—	(14,820)	—
Loss from divestiture of grinding media business (Donhad)	—	—	(6,084)	—
Other	2,496	350	3,199	1,203
	(22,278)	(9,529)	(47,811)	(28,904)
Earnings before income taxes	16,082	50,561	118,179	174,292
Income tax expense	9,091	13,895	36,028	50,343
Net earnings	6,991	36,666	82,151	123,949
Less: Earnings attributable to non-controlling interests	(2,543)	(1,458)	(5,462)	(4,098)
Net earnings attributable to Valmont Industries, Inc.	$4,448	$35,208	$76,689	$119,851

Average shares outstanding (000’s) - Basic	22,215	22,527	22,421	22,505
Earnings per share - Basic	$0.20	$1.56	$3.42	$5.33

Average shares outstanding (000’s) - Diluted	22,352	22,751	22,574	22,717
Earnings per share - Diluted	$0.20	$1.55	$3.40	$5.28

Cash dividends per share	$0.375	$0.375	$1.125	$1.125

-more-

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OPERATING RESULTS

(Dollars in thousands)

(unaudited)

	Third Quarter		Year-to-Date
	13 Weeks Ended		39 Weeks Ended
	29-Sep-18	30-Sep-17	29-Sep-18	30-Sep-17

Net sales
Engineered Support Structures	$251,524	$246,264	$727,189	$688,016
Utility Support Structures	218,269	204,809	625,850	615,678
Coatings	90,433	82,593	266,952	235,842
Infrastructure products	560,226	533,666	1,619,991	1,539,536

Irrigation	140,175	147,428	491,064	502,939
Other	—	19,800	23,080	60,466
Less: Intersegment sales	(21,709)	(20,115)	(74,354)	(71,952)
Total	$678,692	$680,779	$2,059,781	$2,030,989

Operating Income
Engineered Support Structures	16,499	16,986	36,411	46,738
Utility Support Structures	2,090	22,845	46,298	69,446
Coatings	14,373	14,577	41,108	36,091
Infrastructure products	32,962	54,408	123,817	152,275

Irrigation	21,302	18,235	82,917	83,196
Other	—	(217)	(913)	3,728
Adjustment to LIFO inventory valuation method	(2,780)	(1,626)	(5,512)	(2,839)
Corporate	(13,124)	(10,710)	(34,319)	(33,164)
Total	$38,360	$60,090	$165,990	$203,196

Valmont has aggregated its business segments into four global reportable segments as follows.

Engineered Support Structures: This segment consists of the manufacture of engineered metal and composite pole, towers, and components for global lighting, traffic, and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for the global utility transmission, distribution, and generation applications, renewable energy generation equipment, and inspection services.

Coatings: This segment consists of global galvanizing, painting and anodizing services.

Irrigation: This segment consists of the global manufacture of agricultural irrigation equipment, parts and services, tubular products, water management solutions, and technology for precision agriculture.

In addition to these four reportable segments, the Company had other businesses and activities that individually are not more than 10% of consolidated sales, operating income or assets. This includes the manufacture of forged steel grinding media and reported in the “Other” category until its divestiture.

-more-

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	29-Sep-18	30-Sep-17
ASSETS
Current assets:
Cash and cash equivalents	$295,622	$493,490
Accounts receivable, net	500,406	492,842
Inventories	399,905	403,234
Prepaid expenses	153,275	50,064
Refundable and deferred income taxes	13,182	8,493
Total current assets	1,362,390	1,448,123
Property, plant and equipment, net	507,721	522,424
Goodwill and other intangible assets	568,287	478,844
Other assets	124,680	160,780
	$2,563,078	$2,610,171

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$829	$949
Notes payable to banks	3,328	197
Accounts payable	200,468	216,104
Accrued expenses	187,772	187,732
Dividend payable	8,310	8,478
Total current liabilities	400,707	413,460
Long-term debt, excluding current installments	736,185	754,202
Other long-term liabilities	292,438	289,914
Shareholders’ equity	1,133,748	1,152,595
	$2,563,078	$2,610,171

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands) and unaudited

	YTD	YTD
	29-Sep-18	30-Sep-17
Cash flows from operating activities
Net Earnings	$82,151	$123,949
Depreciation and amortization	62,018	63,500
Impairment of long-lived assets	19,977	—
Loss from divestiture of grinding media business	6,084	—
Contribution to defined benefit pension plan	(1,555)	(26,064)
Change in working capital	(96,912)	(43,713)
Other	(3,710)	4,164
Net cash flows from operating activities	68,053	121,836

Cash flows from investing activities
Purchase of property, plant, and equipment	(48,919)	(39,898)
Proceeds from sale of assets	64,786	1,575
Acquisitions	(125,309)	(5,362)
Other	(3,992)	1,661
Net cash flows from investing activities	(113,434)	(42,024)

Cash flows from financing activities
Proceeds from long-term borrowings	236,936	—
Net borrowings on short and long-term agreements	(249,734)	(1,207)
Purchase of treasury shares	(86,919)	—
Purchase of noncontrolling interest	(5,510)	—
Dividends paid	(25,415)	(25,386)
Other	(6,065)	4,622
Net cash flows from financing activities	(136,707)	(21,971)
Effect of exchange rates on cash and cash equivalents	(15,095)	23,133
Net change in cash and cash equivalents	(197,183)	80,974
Cash and cash equivalents - beginning of year	492,805	412,516
Cash and cash equivalents - end of period	$295,622	$493,490

-more-

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS

REGULATION G RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

The non-GAAP tables below disclose the impact on (a) diluted earnings per share of (1) debt refinancing expenses (2) impairment of goodwill and tradename (3) restructuring costs (4) acquisition diligence expenses and (5) the loss from divestiture of Donhad, (b) operating income from these expenses, and (c) segment operating income for these items. Amounts may be impacted by rounding. We believe it is useful when considering company performance for the non-GAAP adjusted net earnings and operating income to be taken into consideration by management and investors with the related reported GAAP measures.

	13 Weeks Ended Sept 29, 2018	Diluted earnings per share	39 Weeks Ended Sept 29, 2018	Diluted earnings per share
Net earnings attributable to Valmont Industries, Inc. - as reported	$4,448	$0.20	$76,689	$3.40
Debt refinancing expenses, pre-tax	14,820	0.66	14,820	0.66
Impairment of goodwill and tradename, pre-tax	15,780	0.71	15,780	0.70
Restructuring expenses, pre-tax	6,243	0.28	17,662	0.78
Acquisition diligence costs, pre-tax	2,859	0.13	3,840	0.17
Loss from divestiture of grinding media business, pre-tax	—	—	6,084	0.27
Total Adjustments	39,702	1.78	58,186	2.58
Tax effect of adjustments *	(2,931)	(0.13)	(5,360)	(0.24)
Completion of 2017 tax reform adjustment	(491)	(0.02)	(491)	(0.02)
Net earnings attributable to Valmont Industries, Inc. - Adjusted	$40,728	$1.82	$129,024	$5.72
Average shares outstanding (000’s) - Diluted		22,352		22,574

* The tax effect of adjustments is calculated based on the income tax rate in each applicable jurisdiction,

Operating Income Reconciliation	13 Weeks Ended Sept 29, 2018	13 Weeks Ended Sept 30, 2017	39 Weeks Ended Sept 29, 2018	39 Weeks Ended Sept 30, 2017
Operating income - as reported	$38,360	$60,090	$165,990	$203,196
Impairment of goodwill and tradename	15,780	—	15,780	—
Restructuring expenses	6,243	—	17,662	—
Acquisition diligence costs	2,859	—	3,840	—
Adjusted Operating Income	$63,242	$60,090	$203,272	$203,196
Net Sales - as reported	$678,692	$680,779	$2,059,781	$2,030,989
Operating Income as a % of Sales	5.7%	8.8%	8.1%	10.0%
Adjusted Operating Income as a % of Adjusted Sales	9.3%	8.8%	9.9%	10.0%

For the Third Quarter Ended Sept 29, 2018

Segment Operating Income Reconciliation	Engineered Support Structures	Utility Support Structures	Coatings	Irrigation	Other/ Corporate

Operating income - as reported	$16,499	$2,090	$14,373	$21,302	$(15,904)

Impairment of goodwill and tradename	—	15,780	—	—	—

Restructuring expenses	5,746	497	—	—	—

Acquisition diligence costs	553	1,672	—	—	634

Adjusted Operating Income	$22,798	$20,039	$14,373	$21,302	$(15,270)

Net sales	251,524	218,269	90,433	140,175

Operating Income as a % of Sales	6.6%	1.0%	15.9%	15.2%	NM

Adjusted Operating Income as a % of Sales	9.1%	9.2%	15.9%	15.2%	NM

For the Third Quarter Ended Sept 30, 2017

Operating income - as reported	$16,986	$22,845	$14,577	$18,235	$(12,553)

Net sales	246,264	204,809	82,593	147,428

Operating Income as a % of Sales	6.9%	11.2%	17.6%	12.4%	NM

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON ESTIMATED 2018 RESULTS

REGULATION G RECONCILIATION

(Dollars in thousands, except per share amounts)

The non-GAAP tables below disclose the impact on the range of estimated diluted earnings per share of (1) restructuring costs related to the 2018 Plan (2) preliminary loss from the divestiture of the grinding media business, which occurred on April 30, 2018 (3) impairment of goodwill and tradename (4) acquisition diligence costs, and (5) certain refinancing expenses associated with redemption of bonds completed in the third quarter of 2018.  We believe it is useful when considering company performance for the non-GAAP adjusted net earnings to be taken into consideration by management and investors with the related reported GAAP measures as non-recurring transactions were or expected to be recognized in 2018.

Reconciliation of Range of Net Earnings - Full Year 2018	Low End	High End	Adjustments
Estimated Net (loss)/earnings - GAAP	$111,300	$114,700

Estimated restructuring expense, pre-tax			27,000

Impairment of goodwill & tradename, pre-tax			15,780

Acquisition diligence costs, pre-tax			3,840

Estimated pre-tax loss from Divestiture of Donhad			6,084

Redemption of long-term debt expenses, pre-tax			14,820

Total pre-tax adjustments			67,524

Estimated tax benefit from above expenses*			(10,024)

Total Adjustments, after-tax			$57,500

Estimated Net (loss)/earnings - Adjusted	$168,800	$172,200

Diluted Earnings Per Share Range - GAAP	$4.95	$5.10
Diluted Earnings Per Share Range - Adjusted	$7.50	$7.65

*The tax effect of adjustments is calculated based on income tax rate in each applicable jurisdiction.

-END-